Exhibit 10.1
November 9, 2006
James S. Mahan, III
At the address on file with the Company
Re:   Your separation from S1 Corporation
Dear Chip:
This letter agreement (the “Agreement”) sets forth the terms under which your employment with S1 Corporation (“S1” or the “Company”) effective October 20, 2006 (the “Separation Date”) has ended. We desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Specifically, you (“You” or “Your”) and the Company (collectively, the “Parties”) agree:
A. Separation Terms
1. Separation Benefits. Provided that You satisfy the conditions of this Agreement and do not revoke this Agreement, the Company will:
(a)	Separation Payment. Make payments to You totaling $800,000 (the “Separation Payments”). The Separation payments will be paid in accordance with the following: On the first regular Company payroll following the later of (i) six months after the Separation Date, or (ii) the expiration of the Revocation Period set forth in Section A.3 (vi) hereof, the Company will make a lump sum payment in the amount of $200,000, less lawful withholdings. Thereafter, the Company will make twice monthly payments in the amount of $16,666.66 each, less lawful withholdings over a period of eighteen months in accordance with the Company’s standard payroll schedule.

(b)	Reimbursement of COBRA Premiums, Life Insurance Cost and Long Term Disability Cost. Reimburse Your COBRA premium under the Company’s major medical group health and dental and vision plans and the cost of long term disability coverage comparable to that which You had under the Company’s long term disability benefit on a monthly basis, for a period of twenty-four (24) months after the Separation Date (the “Severance Period”). Reimburse You for the cost of conversion of the S1 group term Life Insurance policy to an individual policy during the Severance Period. Reimbursement of amounts under this paragraph will be made within 30 days of receipt of your proof of payment by You of the premiums for such coverage; and

(c)	References. Provide a reference letter in the form attached as Exhibit A in response to a written reference request authorized by You. You must direct all reference requests to VP, Human Resources, S1 Corporation, 3500 Lenox Road, Suite 200, Atlanta, Georgia 30326, or his successor. In response to inquiries concerning Your employment, the Company will disclose Your dates of employment and job titles.
All payments will be subject to applicable withholdings, including taxes and Social Security. The Company’s obligation to pay the amounts set forth in sub-paragraph (a) and (b) above shall terminate immediately upon any material breach by You of this Agreement.

2. Release. In consideration for the separation benefits set forth in Section A(1) above, You hereby fully and forever release and discharge the Company from any and all liability for any claim, duty, obligation, debt, covenant, cause of action or damages (collectively “Claims”), whether presently known or unknown, suspected or unsuspected, that You ever had, may have had or now have arising from any omission, act or fact that has occurred up to and including the date You sign this Agreement. Such released Claims include, but are not limited to: (i) any Claims arising out of or attributable to Your employment or the termination of Your employment with the Company; (ii) any Claims for wages, severance pay, bonuses, accrued vacation, personal days, holidays, sick days, stock, stock options, attorneys fees, costs or expenses; (iii) all Claims arising under any agreement, understanding, promise or contract (express or implied, oral or written) between You and the Company; (iv) all Claims of wrongful termination, unjust dismissal, defamation, libel or slander; (v) all Claims arising under tort law; (vi) any Claims arising under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference; (vii) any Claims arising under any federal, state or local constitution, statute, regulation or ordinance to the extent such claims may be validly waived including, without limitation, the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act, the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Wage and Hour Act, and (viii) any Claims for any other loss or damage. Excluded from this release are any rights or claims that cannot be waived by law, including Your right to file a charge with an administrative agency or to participate in any agency investigation, and any rights or claims against the Company the arise under this Agreement. You are, however, waiving Your right to recover money in connection with any charge filed with or by the Equal Employment Opportunity Commission or any other federal or state agency.
3. OWBPA/ADEA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”) (such release and waiver to be referred to as the “Waiver”). You understand and agree that:
(i)	this Agreement is written in a manner that You understand;

(ii)	You do not release or waive rights or claims that may arise after You sign this Agreement;

(iii)	You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled;

(iv)	You have been advised to consult with an attorney before signing this Agreement;

(v)	You have 21 days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period;

(vi)	You have 7 days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If You revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the separation benefits stated above. To be effective, the revocation must be in writing and received by Sandy Fountain, VP Human Resources at S1 Corporation, 3500 Lenox Road, Suite 200, Atlanta, Georgia 30326, or her successor, within the Revocation Period; and

(vii)	this Waiver will not become effective or enforceable until the Revocation Period has expired; and
B. Your Ongoing Obligations
1. Return of Company Property. You will, on the Separation Date, return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, cell phone, keys, passcards, calling cards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company, except for Your laptop computer furnished to You by the Company, with respect to which You have agreed that the Company may remove all confidential and Company proprietary information stored therein. You will not retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession or control. You acknowledge that You have not and will not destroy, delete, or alter any Company property without the Company’s consent.
2. Non-Disparagement. You will not make any false, disparaging, defamatory or derogatory statements, whether written or verbal, regarding the Company, including without limitation statements about the Company’s business affairs, financial condition and/or employees.
3. Future Employment. You agree that the Company has no obligation to consider You for employment should You apply in the future.
4. Effect on Stock Options. Set forth on Exhibit C is a true, correct and complete list of all options held by You to purchase common stock of S1 Corporation (the “Stock Options”). The Stock Options, to the extent not currently vested and exercisable, shall become vested and exercisable in accordance with Section 9(d)(v)(B) of that certain Employment Agreement, dated April 30, 2001, by and between You and the Company (the “Employment Agreement”), and shall otherwise remain subject to the terms and conditions of the applicable option agreements. By way of clarification, in accordance with such Section 9(d)(v)(B) of the Employment Agreement, all Stock Options that would otherwise vest if You continued to be employed by the Company during the twenty-four months following the Separation Date shall become vested and exercisable as of the Separation Date.
C. General Provisions
1. No Admission of Liability. This Agreement is not an admission of liability by the Company or You. The Company denies any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.
2. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
3. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
4. Governing Law. The laws of the State of North Carolina shall govern this Agreement. If North Carolina’s conflict of law rules would apply another state’s laws, the Parties agree that North Carolina law shall still govern.
5. Entire Agreement. This Agreement, your option agreements, and the Covenants Agreement executed by You contemporaneously with this Agreement (collectively, the “Agreements”) constitute the entire agreement between the Parties. The Covenants Agreement is incorporated by reference, and any post-termination obligations contained in the Covenants Agreement shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that the post-termination obligations contained in the Covenants Agreement are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. These Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement. The Employment Agreement is hereby terminated and canceled and shall be of no further force or effect as of the Separation Date, except for the provisions of Section 9(d)(v)(B) thereof, which shall remain in full force and effect in accordance with its terms. Likewise, that certain Confidentiality, Non-Disclosure and Non-Competition Agreement dated April 30, 2001 between You and the Company is hereby terminated and canceled and shall be of no further force or effect as of the Separation Date.
6. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
7. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, and shall be binding upon the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.
8. Share Repurchase. Excluding shares held in Your 401(k) account, as of November 8, 2006, You and Your spouse currently own 612 shares of common stock of the Company (together with any shares of common stock of the Company You receive upon the exercise of the Stock Options prior to the earlier of (x) the “Put Expiration Date” and (y) the “Put Exercise Date” (each as defined below), the “Shares”). From the date which is 11 business days following the date of termination of the modified “Dutch Auction” tender offer as currently contemplated by the Company (the “Issuer Tender Offer”) until sixty (60) days following the date of termination of the Issuer Tender Offer (the “Put Expiration Date”), You shall have a one-time option (the “Put”), exercisable on not less than ten business days written notice to the Company’s chief legal officer (the date of such notice being the “Put Exercise Date”), to require the Company to, subject to applicable law, repurchase any or all of the Shares at a price per share equal to the greater of (i) $4.75 and (ii) the price paid by the Company in the Issuer Tender Offer, less any applicable withholding taxes and without interest, and the Company hereby agrees to make such purchase if You exercise the Put, subject to applicable law; provided however, that if the Company elects not to conduct the Issuer Tender Offer, the Put may be exercised at $4.75 as aforesaid from ten business days following the Company’s announcement of its decision not to conduct the Issuer Tender Offer until thirty calendar days after the date of such announcement. You acknowledge and agree that the Shares are, and will be at the time of repurchase, free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature (“Encumbrances”). You shall deliver, or cause to be delivered, to the Company, against payment therefore, stock certificates representing the Shares, free and clear of all Encumbrances. Nothing contained herein shall require You to exercise the Put, it being Your option.
9. Certain Acknowledgments. The Company acknowledges and agrees that (i) as part of the Company’s agreement to pay You a commuter allowance during the time You served as CEO of the Company, the Company will reimburse You for the actual and reasonable moving expenses with respect to moving Your personal property out of the apartment in Atlanta, Georgia You leased in connection with Your employment with the Company to your home in Wilmington, N.C.; and (ii) that the Company presently maintains directors and officers liability insurance coverage that would cover You, subject to the limitations and exclusions contained therein, for claims that arise based on acts or omissions that occurred while You were an officer and director of the Company, and which were committed by You in Your capacities as such.
If the terms set forth in this Agreement are acceptable, please sign below before a notary and return the signed original to me on or before December 4, 2006.

Sincerely,

/s/ Richard P. Dobb
Richard P. Dobb
Corporate Secretary

I acknowledge the validity of this 6 page Agreement, including the attached Exhibits, and represent that I have the legal capacity to enter into this Agreement. I acknowledge that I have had the opportunity to consult with an attorney before signing this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

/s/ James S. Mahan, III	November 10, 2006

James S. Mahan, III	Date

Sworn to and subscribed before me this 10th day of November, 2006.

/s/ Deborah M. Childers

Notary Public

My commission expires: June 17, 2011

(NOTARIAL SEAL)

EXHIBIT A

Re:   [Employee Name]
Dear                                        :
     This letter is written in response to your request for references.
     Date of Employment:                [Hire Date] through [Separation Date]
     Position:                                     [Employee Position]
    It is the Company’s policy not to disclose any additional information.

Sincerely yours, VP Human Resources

EXHIBIT B
COVENANTS AGREEMENT
     This COVENANTS AGREEMENT (the “Agreement”) is made this 9th day of November, 2006, between S1 Corporation (the “Company”) and James S. Mahan, III (“You” or “Your”) (collectively, the “Parties”).1
For and in consideration of the premises, as well as the obligations herein made and undertaken, the sufficiency of which is acknowledged, You agree to the following terms:
1. Acknowledgments. You acknowledge that:
     (a) While an employee of the Company, Your were in a position of trust and responsibility with access to Confidential Information, Trade
        Secrets, and information concerning employees and customers of the Company;
     (b) the Trade Secrets and Confidential Information, and the relationship between the Company and each of its Employees and Customers, are valuable assets of the Company and may not be used for any purpose other than the Company’s Business; and
     (c) the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living in the event Your employment with the
     Company ends.
2. Trade Secrets and Confidential Information.
     (a) You represent and warrant that:
          (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or complying with this Agreement, and
          (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
      (b) You will not:
          (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s
           Business, except as authorized in writing by the Company;
          (ii) use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or
          (iii) (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.
    (c) The obligations under this Agreement shall:
          (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and
          (ii) with regard to the Confidential Information, remain in effect during the Restricted Period.
    (d) The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
3. Non-Solicitation of Customers. During the Restricted Period, You will not directly or indirectly solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this Section apply only to Customers with whom You had Contact.
4. Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business.
5. Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor.
6. Injunctive Relief. If You breach this Agreement, You agree that:
     (a) the Company would suffer irreparable harm;
     (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the
         Company; and
     (c) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade
       Secret or Confidential Information, or (iii) require the Company to post a bond or any other security.
Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
7. Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
8. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
9. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
10. Governing Law. The laws of the State of North Carolina shall govern this Agreement. If North Carolina’s conflict of law rules would apply another state’s laws, the Parties agree that North Carolina law shall still govern.
11. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
12. Entire Agreement. This Agreement, including Attachment A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement, including without limitation, that certain Confidentiality, Non-Disclosure and Non-Competition Agreement dated April 30, 2001 between You and the Company.
13. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
14. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for cessation.
15. Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in North Carolina. You consent to the personal jurisdiction of the state and/or federal courts located in North Carolina. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
16. Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement.
IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date set forth above.

S1 Corporation

By:	/s/ Richard Dobb	/s/ James S. Mahan
Name: Richard Dobb		James S. Mahan, III
Title: Secretary		At the address on file with the Company
Address: 3500 Lenox Road
Suite 200
Atlanta, GA 30326

1	Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section of Attachment A. Attachment A is incorporated by reference and is included in the definition of “Agreement.”

ATTACHMENT A
DEFINITIONS
A.	“Business” shall mean the business of developing, designing, and implementing computer applications that allow banks, brokerage firms, and insurance companies to enable their customers to access financial information and conduct transactions over multiple delivery channels.

B.	“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vii) information concerning the Company’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

C.	“Contact” means any interaction between You and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of Your employment with the Company (or during Your employment if employed less than a year).

D.	“Customer” means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

E.	“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.

F.	“Licensed Materials” means any materials that You utilized for the benefit of the Company, or delivered to the Company or the Company’s customers, which were created by You or of which You are otherwise in lawful possession, and (iii) You lawfully utilized for the benefit of, or distribute to, the Company or the Company’s customers.

G.	“Restricted Period” means the time period during Your employment with the Company, and for two (2) years after Your employment with the Company ends.

H.	“Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

I.	“Work Product” means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of You, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (i) is created within the scope of Your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.

EXHIBIT C

		Option		Shares	Grant	Options
Name	Plan Name	type	Grant Date	Granted	Price	Outstanding
MAHAN, JAMES S.	2003 NQ STOCK OPTIONS	NQ	11/8/2005	200,000.	4.15	* 200,000.

MAHAN, JAMES S.	2003 NQ STOCK OPTIONS	NQ	11/8/2005	100,000.	4.15	** 100,000.

MAHAN, JAMES S.	2003 NQ STOCK OPTIONS	NQ	11/8/2005	100,000.	4.15	*** 100,000.

MAHAN, JAMES S.	2003 NQ STOCK OPTIONS	NQ	4/19/2004	100,000.	8.07	100,000.

MAHAN, JAMES S.	2003 NQ STOCK OPTIONS	NQ	8/11/2003	30,000.	3.57	30,000.

MAHAN, JAMES S.	1997 STOCK OPTIONS	NQ	1/30/2002	300,000.	14.35	300,000.

MAHAN, JAMES S.	1997 STOCK OPTIONS	NQ	1/8/2002	750,000.	18.16	750,000.

MAHAN, JAMES S.	1997 STOCK OPTIONS	NQ	10/11/2000	500,000.	8.06	500,000.

MAHAN, JAMES S.	1997 STOCK OPTIONS	NQ	1/21/1999	400,000.	15.25	400,000.

*	Of the 200,000 options represented by this grant, 100,000 are vested and exercisable as of the Separation Date pursuant to the Employment Agreement. The remaining 100,000 will lapse and not be exercisable.

**	The options represented by this grant will only vest and be exercisable if the Company stock price achieves a value of $8.00 per share within one year of the Separation Date.

***	The options represented by this grant will only vest and be exercisable if the Company stock price achieves a value of $10.00 per share within one year of the Separation Date.